January 12, 2010
Williams Capital Management Trust
570 Seventh Avenue
New York, New York 10018
     Re: Williams Capital Treasury Inflation Protected Fund
Ladies and Gentlemen:
     We have acted as special Delaware counsel for Williams Capital Management Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:
(a)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 14, 2002;

(b)	The Declaration of Trust of the Trust (the “Trust Instrument”), dated August 1, 2002, by the trustees named therein;

(c)	The Registration Statement, as amended by Post-Effective Amendment No. 12 thereto (collectively, the “Registration Statement”) on Form N-1A, including a preliminary prospectus (together, the “Prospectus”) for the Institutional Shares of the Williams Capital Treasury Inflation Protected Fund series of the Trust, as filed by the Trust with the Securities and Exchange Commission on December 11, 2009;

(d)	The By-Laws of the Trust as adopted by the Board of Trustees on December 2, 2002 (the “By-Laws”);

(e)	The Action in Writing of the Board of Trustees of the Trust, dated July 22, 2009;
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One Rodney Square ■ 920 North King Street ■ Wilmington, DE 19801 ■ Phone: 302-651-7700 ■ Fax: 302-651-7701

Williams Capital Management Trust
January 12, 2010

(f)	Copies of the resolutions adopted by the Trust’s Board of Trustees at its meetings on July 22, 2009, September 29, 2009 and December 9, 2009;

(g)	A Certificate of the Secretary of the Trust, dated January 12, 2010; and

(h)	A Certificate of Good Standing for the Trust, dated January 12, 2010, obtained from the Secretary of State.
     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.
     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.
     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
     For purposes of this opinion, we have assumed (i) that the Trust Instrument, the By-Laws and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom an Institutional Share of Williams Capital Treasury Inflation Protected Fund is to be issued by the Trust (collectively, the “Shareholders”) for such shares, in accordance with the Trust Instrument and as contemplated by the Registration Statement, and (vii) that the Institutional Shares of Williams Capital Treasury Inflation Protected Fund are issued and sold to the Shareholders in accordance with the Trust Instrument and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.
     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Williams Capital Management Trust
January 12, 2010

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.
     2. The Institutional Shares of the Williams Capital Treasury Inflation Protected Fund of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Richards, Layton & Finger, P.A.
EAM